UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2012

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other	Commission File Number	(I.R.S. Employer
Jurisdiction of		Identification
Incorporation or		Number)
Organization)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2012, AmerisourceBergen Corporation (the “Registrant”) announced Tim G. Guttman has been appointed Senior Vice President and Chief Financial Officer, effective immediately. Mr. Guttman, 53, was previously serving as the Registrant’s Acting Chief Financial Officer since February 13, 2012, and was Vice President and Corporate Controller since joining the Registrant in 2002.

Prior to joining the Registrant, Mr. Guttman was Vice President of Finance at Syncor International Corporation, and also previously held financial planning and managerial positions at Disney Consumer Products, Pizza Hut, Inc. and PepsiCo, Inc. He also spent several years with the accounting firm of Deloitte & Touche.

Mr. Guttman will receive a base salary of $500,000 in his position as Senior Vice President and Chief Financial Officer.  Mr. Guttman will be eligible to receive a target cash bonus of 100% of his base salary based upon the achievement of specified performance goals for fiscal year 2012 in accordance with the provisions of the AmerisourceBergen Corporation Annual Incentive Plan.

The news release issued on May 11, 2012 is furnished as Exhibit 99.1 to this report and is incorporated herein by reference

Item 8.01.               Other Events.

On May 10, 2012, the Registrant announced that its Board of Directors has authorized a new $750 million share repurchase program, effective immediately. The Registrant recently completed the last share repurchase program authorized by the Board of Directors on August 11, 2011. To date in fiscal year 2012, which ends September 30, 2012, the Registrant has spent approximately $500 million to repurchase its outstanding shares of common stock.

The news release issued on May 10, 2012 is furnished as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01.               Financial Statements and Exhibits.

(d)                                              Exhibits.

99.1             News Release, dated May 11, 2012, regarding the naming of Tim G. Guttman as Senior Vice President and Chief Financial Officer.

99.2             News Release, dated May 10, 2012, regarding a new $750 million share repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: May 16, 2012	By:	/s/ John G. Chou
	Name:	John G. Chou
	Title:	Executive Vice President and General Counsel